Item 77C
Morgan Stanley Real Estate Fund
Results of Special Shareholder Meeting

On August 1, 2006, a Special Meeting of Shareholders of the
Fund was scheduled in order to vote on the proposals set
forth below. The proposals failed to obtain the necessary
quorum in order to hold the meeting, and, therefore, the
meeting was adjourned until August 23, 2006 and later
further adjourned to September 27, 2006, to permit further
solicitation of proxies. The meeting was held on September
27, 2006 and the voting results with respect to these
proposals were as follows:

(1) Election of Trustees:

                                    For    Withho  Absta  BNV*
                                             ld      in
Frank L. Bowman.................  4,294,3  205,66       0     0
                                       83       4
Kathleen A.                       4,298,6  201,35       0     0
Dennis.................                92       5
James F.                          4,303,9  196,07       0     0
Higgins..................              69       8
Joseph J.                         4,300,5  199,45       0     0
Kearns...................              96       1
Michael F.                        4,302,3  197,70       0     0
Klein...................               45       2
W. Allen Reed..................   4,288,9  211,09       0     0
                                       49       8
Fergus Reid....................   4,298,3  201,73       0     0
                                       13       4

(2) Elimination of certain fundamental investment
restrictions:

                                      For   Agains  Abst  BNV*
                                              t     ain
Elimination of the fundamental       3,587, 160,48  174,   577,
policy restricting purchases of         835      7   202    523
securities on
margin................
Elimination of the fundamental       3,607, 142,50  172,   577,
policy prohibiting investments in       452      8   564    523
oil, gas, and other types of
minerals or mineral leases..
Elimination of the fundamental       3,607, 146,83  168,   577,
policy prohibiting investments for      520      7   167    523
purposes of exercising
control...........

(3) Modify certain fundamental investment restrictions:

                                   For    Again  Absta    BNV*
                                            st     in
Modify fundamental policy        3,592,8   169,8  159,8   577,5
regarding borrowing money..           29      58     37      23
Modify fundamental policy        3,600,0   160,1  162,3   577,5
regarding loans........               70      20     34      23
Modify fundamental policy        3,597,5   149,4  175,5   577,5
regarding investment in               37      56     31      23
commodities, commodity
contracts and futures
contracts......
Modify fundamental policy        3,614,8   144,2  163,3   577,5
regarding issuance of senior          71      97     54      23
securities.....................

(4) Reclassify certain fundamental policies as non-
fundamental policies:

                                   For    Again  Absta    BNV*
                                            st     in
Reclassification as non-         3,590,0   166,7  165,7   577,5
fundamental the fundamental           47      55     22      23
policy regarding the short sale
of securities..........

* Broker "non-votes are shares held in street name for which the broker indicates that instructions have not been
received from the beneficial owners or other persons
entitled to vote and for which the broker does not have
discretionary voting authority.